Exhibit 10.1
Transition, Retention and Retirement Agreement
This    TRANSITION,    RETENTION    AND    RETIREMENT    AGREEMENT    (this “Agreement”) is entered into as of April 1, 2026 (the “Effective Date”), by and between Optimum Communications, Inc., a Delaware corporation (the “Company”), and Michael E. Olsen (the “Executive”).
Recitals
WHEREAS, the Executive currently serves as General Counsel and Chief Corporate Responsibility Officer of the Company and is a key executive with deep institutional knowledge of the Company’s business, governance, regulatory posture and capital structure;
WHEREAS, the Executive has indicated an intention to retire from the Executive’s role and the Company, and Company desires to ensure continuity, stability and experienced leadership through a period of significant operational, financial and strategic complexity, including potential restructuring, capital structure and liquidity initiatives;
WHEREAS, the Company has determined that, due to the nature and scope of its restructuring activities, there is a need for a dedicated role to provide key leadership for our capital structure transformation, including related to negotiations, governance, compliance, and regulatory obligations, and the Executive has elected to step down from his positions as General Counsel and Chief Corporate Responsibility Officer to assume this new role of Senior Executive Counsel, Capital Transformation;
WHEREAS, the Executive has indicated his intention to serve as Senior Executive Counsel, Capital Transformation through December 31, 2027, at which point he will retire from the Company;
WHEREAS, subject to certain terms and conditions, including the prepayment of a retention cash award described below, the Executive has agreed to continue employment in his current role as General Counsel and Chief Corporate Responsibility Officer of the Company through October 1, 2026, or such earlier date where a successor for these offices is appointed (the “Transition Date”) and to cease being an executive officer of the Company as of such date;
WHEREAS, the Executive has agreed to continue to remain employed with the Company following the Transition Date in the role of Senior Executive Counsel, Capital Transformation, providing key support and advisor services; and
WHEREAS, in order to incentivize the Executive to remain employed as described herein through December 31, 2027, the Company has approved the payment to the Executive of a financial bonus in the form of a pre-paid retention cash award which will be paid in a lump-sum subject to repayment mechanics, as described herein;
NOW, THEREFORE, in consideration of the mutual covenants herein, the parties agree as follows:

1.    Prepaid Retention Award
(a)    Grant and Payment. Subject to execution and non-revocation of this Agreement, the Company shall pay to the Executive a lump-sum cash payment of $3,575,000 within ten days following the Executive’s execution of this Agreement (the “Retention Award”).
(b)    Purpose. The Retention Award is granted in consideration for the Executive’s agreement to remain continuously employed by the Company through December 31, 2027, to continue to serve as a key executive officer of the Company through the Transition Date, and to remain employed by the Company thereafter substantially engaged in restructuring-related matters through December 31, 2027.
2.    Earning; Repayment
(a)    Retention Earn-Out. The Retention Award shall be fully earned on December 31, 2027, subject to the Executive’s continuous employment with the Company through such date.
(b)    Repayment Obligation. If the Executive’s employment terminates for any reason other than a Qualifying Termination prior to December 31, 2027, the Executive shall repay to the Company 100% of the After-Tax Value of the Retention Award within twenty (20) days following such termination.
(c)    No Repayment on Qualifying Termination. No repayment shall be required in the event of a Qualifying Termination.
3.    Definitions
(a)    “After-Tax Value” means the aggregate amount of the Retention Award net of any taxes withheld or paid, taking into account any tax benefit that may be available in respect of repayment. The Executive shall provide the Company with information necessary or reasonably requested to determine such After-Tax Value and the Company shall determine the After-Tax Value, which determination shall be final, conclusive and binding for all purposes hereunder.
(b)    “Board” means the Board of Directors of the Company.
(c)    “Cause” means the termination of the Executive’s employment due to: (i) the Executive’s willful substantial failure to perform the Executive’s duties as an employee of the Company, as determined by the Board or a committee thereof; (ii) willful performance by the Executive of any act or failure to perform any act that is materially injurious or to the detriment of the Company Group; (iii) intentional misconduct by the Executive or material breach by the Executive of a material policy of any member of the Company Group; (iv) commission by the Executive of and admission to, conviction of, or entering a plea of nolo contendere to or imposition of unadjudicated probation of, any felony or crime involving moral turpitude, or the commission of any other act involving theft, dishonesty, conflict of interest, breach of trust or physical or emotional harm to any person or property; (v) any willful act or substantial involvement in an act that could reasonably be expected to bring the Executive, the Company or the Company Group into public disrepute, scandal, contempt or ridicule that shocks, insults or offends a substantial portion or group of the public; (vi) misappropriation of funds or fraud by the Executive with respect to any member of the Company Group or any person with which any member of the Company Group does business; (vii) violation of any fiduciary duty owed to any member of the Company Group; or (viii) a material breach of any material agreement between the Executive and the Company by the Executive, provided that no event described in this section shall constitute Cause unless the Executive has received written notice specifying the grounds in reasonable detail and has failed to cure such event within thirty (30) days following receipt of such notice (to the extent curable). Whether or not an event giving rise to “Cause” occurs shall be determined reasonably and in good faith solely by the Board.
(d)    “Committee” means the Compensation Committee of the Board.
(e)    “Company Group” means the Company and its subsidiaries.
(f)    “Disability” means (i) if the Executive is covered by the long term disability plan of the Company Group, disability as defined in such plan; and (ii) if the Executive is not so covered, a physical or mental condition of the Executive resulting from bodily injury, disease or mental disorder which renders the Executive incapable of continuing the Executive’s usual or customary employment with the Company for a period of not less than six consecutive months. The disability of the Executive shall be determined by the Committee in good faith after reasonable medical inquiry, including consultation with a licensed physician as chosen by the Committee, and a fair evaluation of the Executive’s ability to perform the Executive’s duties.
(g)    “Good Reason” means, without the Executive’s written consent: (i) a material reduction in the scope of the Executive’s duties or responsibilities during the Executive Service Period (as defined below); (ii) a change in the Executive’s reporting relationship to the Chief Executive Officer; or (iii) a material reduction in the amount of the Executive’s then-current base salary; or (iv) a material breach by the Company of a material term of any material agreement between the Executive and the Company; provided that Good Reason shall not arise in connection with the transition of the Executive’s duties as set out in this Agreement. Notwithstanding the preceding sentence, the Executive shall not be deemed to have terminated the Executive’s employment for Good Reason unless the Executive provides the Company with written notice of such event within 90 days of the initial occurrence thereof and describes such claim in reasonable detail, the Company fails to cure the situation or event within 30 days of delivery of such notice (or such longer time as may be agreed between the parties) and the Executive terminates the Executive’s employment within 30 days of the expiration of such cure period.
(h)    “Qualifying Termination” means termination of employment by the Company without Cause, by the Executive for Good Reason, or due to death or Disability.

4.    Compensation; Employment Status
(a)    Executive Service Period. From the Effective Date through the Transition Date (the “Executive Service Period”), the Executive shall continue to serve as an executive officer of the Company with substantially the same duties and authority as of the Effective Date. During the Executive Service Period Executive shall be entitled to (i) the continued base salary of $575,000, (ii) any quarterly bonus for quarters completed prior to the Transition Date based on actual results and paid when normally paid, (iii) a pro-rated bonus (through the Transition Date) for the quarter in which the Transition Date occurs based on actual results and paid when normally paid, (iv) the grant of a long-term incentive award for calendar year 2026, (v) continued benefit plan participation, subject to the terms thereof, and (vi) vesting of any outstanding long term incentive awards under the Company’s Long Term Incentive Plan and/or operable plan documents pursuant to the Long Term Incentive Plan and operable plan documents, in each case, subject to reduction for applicable withholding taxes and deductions and paid in accordance with the Company’s usual and customary payroll practices.
(b)    Advisor Service Period. Effective on the Transition Date, the Executive shall resign from Executive’s role as General Counsel and Chief Corporate Responsibility Officer of the Company, as well as any and all titles, positions and appointments the Executive holds with the Company or any member of the Company Group, whether as an officer, director, trustee, committee member, agent or otherwise, other than the Executive’s employment in the role as Senior Executive Counsel, Capital Transformation. Accordingly, effective as of the Transition Date, without the prior approval of the Chief Executive Officer of the Company, the Executive shall have no authority to act on behalf of any member of the Company Group and shall not hold himself out as having such authority to enter into any agreement or incur any obligations on behalf of any member of the Company Group, commit any member of the Company Group in any manner or otherwise act in an executive or other decision-making capacity with respect to any member of the Company Group. The Executive agrees to promptly execute such documents as reasonably necessary to effect such resignations. Following the Transition Date through December 31, 2027 or such earlier date of the Executive’s termination of employment (such date, the “Separation Date” and such period from the Transition Date through the Separation Date, the “Advisor Service Period”), the Executive shall remain employed by the Company in the role as Senior Executive Counsel, Capital Transformation and shall devote substantial time and effort providing key leadership for our capital structure transformation, including related to negotiations, governance, compliance, and regulatory obligations at a level consistent with other senior leaders receiving prepaid retention awards, reporting to the Chief Executive Officer of the Company and coordinating with other executives and advisors. During the Advisor Service Period, the Executive shall continue providing services at the level at which he was providing such services prior to the Transition Date and shall also transition his former duties as General Counsel and Chief Corporate Responsibility Officer of the Company. During the Advisor Service Period, Executive shall be entitled to (i) the continued base salary of $575,000, (ii) continued benefit plan participation, subject to the terms thereof, and (iii) vesting of any outstanding long term incentive awards under the Company’s Long Term Incentive Plan and/or operable plan documents pursuant to the Long Term Incentive Plan and operable plan documents, in each case, subject to reduction for applicable withholding taxes and deductions and paid in accordance with the Company’s usual and customary payroll practices, but the Executive will not be eligible for further bonus participation or new grants under the Company’s Long Term Incentive Plan or other long term incentive plan. Unless earlier terminated, the Executive’s employment as an employee shall terminate automatically on December 31, 2027 and all unvested long term incentive awards outstanding as of the Separation Date shall be treated in accordance with their terms under the terms and conditions of the operable plan documents. For the avoidance of doubt, the automatic termination of the Executive’s employment on December 31, 2027 shall not entitle the Executive to any severance or separation benefits under any Company severance plan or policy; however, Executive shall remain entitled to receive all vested benefits under the Company’s compensation and benefit plans. In the event of a Qualifying Termination prior to December 31, 2027, the Executive will be entitled to (x) a lump sum payment equal to the base salary the Executive would have received from the date of termination through December 31, 2027 and (y) continued vesting of the long-term incentive awards that the Executive would have vested in from the Qualifying Termination through December 31, 2027, subject to the Executive (A) executing and not revoking the Separation Agreement, attached hereto as a preview copy (Exhibit A), prior to the applicable revocation period stated therein, and (B) continuing to comply with the confidentiality, non-disparagement and any other restrictive covenants applicable to the Executive. If, prior to December 31, 2027, the Executive’s employment terminates for any reason other than a Qualifying Termination, the Executive will be entitled to receive only the base salary and earned or accrued, but unpaid, benefits up to the final date of the Executive’s employment and the Executive will be required to repay to the Company 100% of the After-Tax Value of the Retention Award within twenty (20) days following such termination.
5.    Covenants; Return of Company Property
(a)    Confidential Information. In the Executive’s performance of the services hereunder or otherwise, the Executive may come into contact with, become aware of or develop information, data or communications of a commercially sensitive, proprietary nature which, if disclosed, could have an adverse effect on the Company’s standing in the community, its business reputation, operations or competitive position or the standing, reputation, operations or competitive position of any of its affiliates (“Confidential Information”). Confidential Information belongs to the Company. Confidential Information includes, but is not limited to: financial data; customer, vendor or shareholder lists or data; advertising, business, sales or marketing plans, tactics and strategies; projects; technical or strategic information about any of the Company's businesses; plans or strategies to market or distribute the services or products of such businesses; plans, tactics, or strategies for third-party negotiations, including but not limited to planned or actual collective bargaining negotiations; economic or commercially sensitive information, policies, practices, procedures or techniques; trade secrets and other intellectual property; merchandising, advertising, marketing or sales strategies or plans; litigation theories or strategies; terms of agreements with third parties and third party trade secrets; non-public information regarding companies other than the Company and its affiliates that the Executive comes into contact with during the course of performing the services hereunder; information about the Company’s shareholders, directors, employees, compensation or other human resources policies, plans and procedures, or any other non-public material or information relating to the Company’s business activities, communications, ventures or operations. The Executive agrees to protect the Company’s Confidential Information now and into the future and not to use, disclose or access such Confidential Information except in furtherance of the Company’s business. In addition, the Executive will not make copies of the written versions of Confidential Information and will not discuss with, or disclose to, any third-party Confidential Information without the prior written consent of the Company. The Executive further represents that all Confidential Information provided by the Company to the Executive will remain confidential. Notwithstanding the foregoing, the obligations of this Section 5(a), other than with respect to subscriber information, shall not apply to Confidential Information that is already in the public domain through no breach by the Executive, or is specifically exempted in writing from the applicability of this Agreement.
(b)    Products. The parties agree that the Company is the owner of all rights, title and interest in and to all documents, tapes, videos, designs, plans, formulas, models, processes, computer programs, inventions (whether patentable or not), schematics, music, lyrics and other technical, business, financial, advertising, sales, marketing, customer or product development plans, forecasts, strategies, information and materials (in any media whatsoever) developed or prepared by the Executive or with the Executive’s cooperation during the course of the Executive’s employment by the Company, in each case that are related to the Company or its business (the “Products”). The Company will have the sole and exclusive authority to use the Products in any manner that it deems appropriate, in perpetuity, without additional payment to the Executive.
(c)    Defend Trade Secrets Act. Notwithstanding any provision herein to the contrary, pursuant to the U.S. Defend Trade Secrets Act of 2016 (“DTSA”), the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (B) solely for the purpose of reporting or investigating a suspected violation of law or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, pursuant to the DTSA, if the Executive files a lawsuit for retaliation by the Company Group for reporting a suspected violation of law, the Executive may disclose the Company Group’s trade secret to the Executive’s attorney and use the trade secret information in the court proceeding, if the Executive (x) files any document containing the trade secret under seal and (y) does not disclose the trade secret, except pursuant to court order.
(d)    Non-Disparagement. The Executive agrees that during and after the Executive’s service with the Company, Executive will not make any negative comments or otherwise disparage any member of the Company Group or any member’s officers, boards or individual directors, employees, shareholders or agents. The Company represents, warrants and agrees, to instruct, in writing, its Executive Leadership Team not to engage in any publicly disparaging conduct including, but not limited to, making directly or indirectly disparaging or negative statements that are intended to or are reasonably likely to do damage to the good will of, or the Executive’s business or personal reputation.

(e)    Carve-outs. Nothing contained in this Agreement shall prohibit or prevent the Executive from (i) filing a charge with or participating, testifying, or assisting in any investigation, hearing, whistleblowing proceeding or other proceeding before any federal, state, or local government agency (e.g., EEOC, NLRB, SEC, etc.), (ii) making truthful statements or disclosures about alleged unlawful employment practices or workplace discrimination, which is defined to include any form of unlawful work- or workplace-related discrimination, harassment, retaliation, wage and hour violations, sexual assault that is actionable under applicable state law or Title VII of the Civil Rights Act of 1964 or any other related state or federal rule or law that is enforced by the Equal Employment Opportunity Commission or similar state agency or (iii) making any disclosure or statement (e.g., the disclosure of the underlying facts and circumstances relating to any claim or action involving workplace discrimination or harassment) that an employer may not contractually prohibit an employee from making under applicable law.
(f)    Documents. All documents, records, and files, in any media of whatever kind and description, relating to the business, present or otherwise, of the Company Group, and any copies (including, without limitation, electronic), in whole or in part, thereof (the “Document(s)”), whether or not prepared by the Executive, shall be the sole and exclusive property of the Company, except that this provision shall not apply to documents, records or files that are already in the public domain or generally available to the public through lawful and permissible means, and not because of the Executive’s breach of any obligations, fault or negligence. Except as required for the proper performance of the Executive’s service to the Company or as expressly authorized in writing in advance by the Company, the Executive will not copy any Documents or remove any Documents or copies or derivatives thereof from the premises of the Company Group. The Executive will safeguard and, at the request of the Company, return to the Company immediately upon the Separation Date, and at such other times as may be specified by the Company, all Documents and other property of the Company Group and all documents, records and files of its customers, subcontractors, vendors and suppliers (the “Third-Party Document(s)”), as well as all other property of such customers, subcontractors, vendors and suppliers then in the Executive’s possession or control. If a Document or Third-Party Document is on electronic media, the Executive must surrender the electronic media, including any Document or Third-Party Document included thereon and any copies of the same. The Executive shall not delete or otherwise overwrite any hard copy or electronic media Document or Third-Party Document unless expressly directed to do so by the Company’s successor general counsel in writing. Upon request of any duly authorized officer of the Company, the Executive will disclose all passwords necessary or desirable to enable the Company to obtain access to the Documents and Third-Party Documents. Notwithstanding any provision of this Agreement to the contrary, the Executive shall be permitted to retain copies of all Documents evidencing the Executive’s hire, equity, compensation rate and benefits, this Agreement, and any other agreements between the Executive and the Company that the Executive has signed or electronically accepted.
(g)    Specific Enforcement. The Executive acknowledges that the Executive’s services under this Agreement are of a specific, unique and extraordinary character and that the Executive’s breach or threatened breach of the provisions set forth in this Section, which expressly survive the termination of the Executive’s services and this Agreement, will cause irreparable injury to the Company for which monetary damages alone will not provide an adequate remedy. Accordingly, in addition to any rights or remedies the Company may have available to it under this Agreement or otherwise, it also shall be entitled to an injunction to be issued by any court of competent jurisdiction, restraining the Executive from committing or continuing any violation of this Agreement.
6.    Indemnification; D&O; Taxes and Withholding; Clawback; Release
(a)    Indemnification; D&O. The Executive shall continue to be entitled to indemnification, advancement of expenses and directors’ and officers’ insurance coverage to the maximum extent provided under the Company’s governing documents and indemnification agreements. Nothing in this Agreement shall release, limit or impair Executive’s rights under the indemnification Agreement dated August 7, 2024, the Company’s Certificate of Incorporation, bylaws, or applicable law.
The Company shall maintain directors’ and officers’ liability insurance coverage for the benefit of the Executive during the Executive Service Period and, if applicable and permissible under the policy, the Advisor Service Period, on terms no less favorable than those provided to similarly situated senior executives. In the event of (i) a Change in Control, (ii) a sale of substantially all assets, or (iii) any liquidation, reorganization or similar transaction, the Company shall use commercially reasonable efforts to obtain, at the Company’s expense, a run-off (tail) directors’ and officers’ liability insurance policy providing coverage for a period of not less than six (6) years following such event, with limits and coverage terms no less favorable in the aggregate than those in effect immediately prior to such event.
Such rights shall survive termination of employment and shall not be subject to release.
(b)    Taxes and Withholding. The Executive must satisfy any federal, state, provincial, local or foreign tax withholding requirements applicable with respect to the payment or repayment of the Retention Award described in this Agreement. The obligations of the Company to deliver the cash payment under this Agreement shall be conditioned upon the Participant’s payment of all applicable taxes and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Executive.
(c)    Clawback. The Retention Award shall be subject to clawback or recoupment, as mandated by applicable law, rules, regulations, or pursuant to any written clawback policy of the Company generally applicable to senior executives as approved by the Board or a committee thereof, or by any policy adopted by the Company and approved by the Board as in effect at the time of this Agreement, in each case, which provides that: (a) such Retention Award or payment was erroneously granted due to a financial accounting misstatement or required restatement, or (b) the Board determines the Participant engaged in fraud or material misconduct related to the Participant’s employment or engagement with the Company.
(d)    Release. In consideration for receiving the benefits described herein, the Executive agrees that:
i.    The Executive, on behalf of himself, his heirs, executors, administrators and/or assigns, does hereby release and discharge the Company together with its direct and indirect parent companies, subsidiaries, affiliates, joint ventures, partners, and related entities, past, present and future, and any of its or their predecessors, successors and assigns, and any of its or their officers, directors, employees, consultants, agents, insurers, reinsurers, shareholders, representatives and assigns, past, present and future, (collectively with the Company, the “Releasees”), of and from any and all legally waivable suits, debts, complaints, claims, liabilities, demands or causes of action, or any right to any other monetary recovery or personal relief, known or unknown, of whatever nature, which the Executive, or any of the Executive’s heirs, executors, administrators, and assigns ever had or now have against each or any of the Releasees, based upon or arising from any fact or set of facts, whether known or unknown to the Executive, from the beginning of time to the date of execution of this Agreement, including, without limitation, any and all claims arising out of or relating to the Executive’s employment by the Company or the Executive’s anticipated separation of employment (the “Release”). Without limiting the generality of the foregoing, this Release includes any claim or right based upon or arising under any federal, state or local law regarding fair employment practices, equal opportunity in employment, employment discrimination, retaliation, harassment, leaves of absence, payment of wages or benefits, working conditions, termination of employment, whistleblowing, or otherwise regulating employment, including, but not limited to, any and all claims under the Age Discrimination in Employment Act of 1967 (“ADEA”), the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, Section 1981 of the Civil Rights Act of 1870, the Americans with Disabilities Act, the Employee Retirement Income Security Act, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, the Genetic Information Nondiscrimination Act, the Fair Labor Standards Act, each as amended, and any and all other federal, state or local statutory or common law claims, now or hereafter recognized, including but not limited to, any claims for economic loss, compensatory damages, punitive damages, liquidated damages, attorneys’ fees, expenses and costs.
ii.    The Release excludes: claims arising after the Executive signs this Agreement; claims for breach of this Agreement; claims to any vested benefits to which the Executive is entitled under any of the Company's employee benefit plans, in accordance with the terms of the applicable plan documents; and claims that cannot be waived, such as claims for unemployment or workers' compensation, claims arising under the Federal Fair Labor Standards Act or applicable state wage and hour laws, and any claims that cannot be waived as a matter of law. Neither the Release nor anything else in this Agreement limits the Executive’s rights to file a charge with any administrative agency (such as the U.S. Equal Employment Opportunity Commission or a state fair employment practices agency) or to participate in an agency investigation or other administrative proceeding. However, the Executive gives up all rights to any money or other personal benefit from any administrative charge, investigation, or other administrative proceeding.

iii.    The Executive further agrees and covenants that should any person, organization, or other entity file, charge, claim, sue, or cause or permit to be filed any civil action, suit or legal proceeding, or if any person, organization, or other entity has filed, charged, claimed, sued, or caused or permitted to be filed any civil action, suit or legal proceeding, against any of the Releasees involving any matter encompassed by the Release, the Executive is not entitled to and will not seek or accept personal equitable or monetary relief in such civil action, suit or legal proceeding.
iv.    The Executive affirms that the Executive has reported to the Company in writing any work-related physical or mental injury, illness or impairment, which the Executive may have experienced.
7.    Miscellaneous Provisions.
(a)    Notices. Any notice necessary under this Agreement shall be addressed to the Company at the headquarters of the Company, Attention: Legal Department, and to the Executive at the address appearing in the records of the Company for the Executive or to either party at such other address as either party hereto may hereafter designate in writing to the other. Notwithstanding the foregoing, the Company may deliver notices to the Executive by means of email or other electronic means that are generally used for employee communications. Any such notice shall be deemed effective upon receipt thereof by the addressee.
(b)    Headings. The headings of sections and subsections are included solely for convenience of reference and shall not affect the meaning of the provisions of this Agreement.
(c)    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
(d)    Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with regard to the subject matter hereof. It supersedes all other agreements, representations or understandings (whether oral or written and whether express or implied) that relate to the subject matter hereof. The Executive represents that the Executive is familiar with the Agreement’s terms and provisions.
(e)    Amendments. Subject to all applicable laws, rules and regulations, the Committee shall have the power to amend this Agreement at any time with the consent of Executive, or without the consent of Executive provided that no amendment to this Retention Award may adversely affect the Executive’s economic rights under this Agreement (as reasonably determined by the Company) or rights with respect to this Retention Award. Subject to the immediately forgoing sentence, any amendment, modification or termination shall, upon adoption, become and be binding on all persons affected thereby without requirement for consent or other action with respect thereto by any such person. The Committee shall give written notice to the Executive in accordance with Section 7(a) of any such amendment, modification or termination as promptly as practicable after the adoption thereof. In the event changes to applicable federal, state or local tax law effective after the Effective Date impact the treatment of the Retention Award as intended as of the date hereof, the Committee may, in its sole discretion and without notice to the Executive, amend this Agreement in any manner that the Committee deems appropriate to address such change, which exercise of discretion shall be final, binding and conclusive on all persons having an interest therein.
(f)    Section 409A of the Code. It is the intention and understanding of the parties that the Retention Award granted under this Agreement does not provide for a deferral of compensation subject to Section 409A of the Code or the regulations and guidance promulgated thereunder (“Section 409A”). This Agreement shall be interpreted and administered to give effect to such intention and understanding and to avoid the imposition on the Executive of any tax, interest or penalty under Section 409A in respect of the Retention Award. Notwithstanding any other provision of this Agreement, if the Committee determines in good faith that any provision of this Agreement does not satisfy Section 409A or could otherwise cause any person to recognize additional taxes, penalties or interest under Section 409A, the Committee may, in its sole discretion and without the consent of the Executive, modify such provision to the extent necessary or desirable to ensure compliance with Section 409A. Any such amendment shall maintain, to the extent practicable, the original intent of the applicable provision without contravening the provisions of Section 409A. This Section 7(f) does not create an obligation on the part of the Company to modify this Agreement and does not guarantee that the Retention Award will not be subject to interest and penalties under Section 409A.
(g)    Successor. Except as otherwise provided herein, this Agreement shall be binding upon and shall inure to the benefit of any successor or successors of the Company (and, for the avoidance of doubt, this Agreement may be assigned by the Company to a subsidiary or affiliate with the consent of Executive or, absent such consent, without releasing or diminishing the obligations of its successor, to perform the obligations herein). The Company shall cause any successor entity (including any entity formed in connection with any restructuring, recapitalization, bankruptcy, asset transfer or similar transaction) to expressly assume the Agreement in writing. This Agreement shall be binding upon and enforceable against any successor and Executive’s rights herunder shall continue without interruption notwithstanding any transaction.
(h)    Choice of Law. Except as to matters of federal law, this Agreement and all actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware (other than its conflict of law rules).
(i)    Mutual Arbitration.
i.    Scope of Coverage. Except as expressly set forth in Section 7(i)(iii) below, all disputes, claims, complaints, or controversies that the Executive now has or in the future may have against the Company and/or any of its parents, subsidiaries, affiliates, current and former officers, directors, employees, and/or agents, or that the Company now has or in the future may have against the Executive (“Claims”), are subject to arbitration pursuant to the terms of this Section 7(i) and will be resolved by arbitration and not by a court or jury. These Claims include, but are not limited to, disputes, claims, complaints, or controversies arising out of and/or directly or indirectly relating to the relationship between the Executive and the Company including contract claims, tort claims, discrimination and/or harassment claims, retaliation claims, claims for overtime, wages, compensation, penalties or restitution, and any other claim under any federal, state, or local statute, constitution, regulation, rule, ordinance, or common law. The parties hereby forever waive and give up the right to have a judge or a jury decide any Claims as to which any party elects arbitration.
ii.    Election to Arbitrate. The parties agree that the Company or the Executive may elect to arbitrate Claims, but that if any party elects arbitration as to any Claim, all other Claims brought in conjunction with that Claim shall be subject to arbitration (except for claims not covered by this Agreement), and that: (A) no Claims may be initiated or maintained as a class action, collective action, or representative action either in court or arbitration; (B) class, collective and representative arbitrations are not permitted; (C) a court of competent jurisdiction, not an arbitrator, must resolve issues concerning the enforceability or validity of this Section 7(i); (D) if, for any reason, this Section 7(i) is held unenforceable or invalid in whole or in part, then a court of competent jurisdiction, not an arbitrator, will decide the claim as to which the waiver was held unenforceable or invalid and all other Claims will remain subject to arbitration in accordance with this Agreement; (E) nothing in this Agreement shall prohibit the Executive from filing a charge, complaint or claim or communicating or cooperating with, providing information to, or participating in an investigation by the U.S. Equal Employment Opportunity Commission, the National Labor Relations Board, the U.S. Department of Labor, the Occupational Safety and Health Commission, or any other federal, state, or local administrative agency, except that to the extent a claim is not resolved before the agency, it is subject to arbitration under this Agreement rather than proceeding in court; and (F) the Executive also has the right to challenge the validity of the terms and conditions of this Section 7(i) on any grounds permissible under the Federal Arbitration Act, and the Company shall not discipline, discharge, or engage in any retaliatory actions against the Executive in the event the Executive chooses to do so. The Company, however, reserves the right to enforce the terms and conditions of this Section 7(i) in any appropriate forum.
iii.    Claims Not Covered by this Section 7(i). The following Claims shall not be covered by this Section 7(i): Claims for workers’ compensation benefits filed with a state agency, claims for unemployment compensation benefits filed with a state agency, claims for benefits under a plan that is governed by the Employee Retirement Income Security Act of 1974 (“ERISA”), and claims that are subject to the exclusive jurisdiction of the NLRB. The Executive and the Company may petition a court for an injunction to maintain the status quo pending resolution of any Claim under this Section 7(i). This Section 7(i) shall not require the arbitration of an application for emergency or temporary injunctive relief by either party pending arbitration.
iv.    Arbitration Procedures. (A) A Claim will be subject to arbitration only if arbitration is elected by either the Executive or the Company; (B) except as provided below, the parties agree that JAMS Arbitration Services (“JAMS”) will administer all arbitrations under this Section 7(i), subject to its then current employment arbitration rules and procedures and (if applicable) emergency relief procedures, available at www.adr.org, unless those rules and/or procedures conflict with any express term of this Section 7(i), in which case this Section 7(i) is controlling; (C) no arbitration under in Section 7(i) shall be subject to the JAMS Class Action Procedures; (D) the arbitration will be heard by a single arbitrator in the county of the Executive’s current or most recent workplace at the time the claim arose, unless both parties agree otherwise or the arbitrator concludes that a different location would be appropriate to ensure that the Executive can readily access the arbitral forum; (E) notwithstanding the JAMS Employment Arbitration Rules & Procedures, any party shall have the right to file a motion to dismiss and/or a motion for summary judgment; and (F) the arbitrator shall issue a final and binding written award, subject to review on the grounds set forth in the FAA. The award shall have no preclusive effect as to issues or claims in any other dispute or arbitration proceeding. Arbitrators are barred from giving prior arbitration awards precedential effect. The Claims procedure in this Section 7(i) is governed by the FAA and, to the extent not inconsistent with or preempted by the FAA, by the laws of the state in which the Executive last worked for the Company without regard to principles of conflicts of law. The Company’s business and the Executive’s service with the Company affect interstate commerce.
v.    Arbitration Fees and Costs. In the event the Executive files a claim in arbitration under this Section 7(i), the Company will pay all JAMS filing, administrative, and arbitrator fees. The arbitrator shall have the authority to make an award of attorneys’ fees and costs to the same extent such an award could have been made to an individual claimant if the Claim had been filed in court. If there is a dispute as to whether the Company or the Executive is the prevailing party, the arbitrator will decide this issue.
vi.    Time Limitation for Commencing Arbitration. The same statute of limitations that would have applied if the Claim was made in a judicial forum will apply to any Claim subject to arbitration.

vii.    Damages and Other Relief. The arbitrator may award the full individual remedies that would be available if the Claim had been filed in court.
viii.    Termination. This Section 7(i) survives the termination of the Agreement. For the avoidance of doubt, this Section 7(i) supersedes all other agreements and drafts, oral or written, between the parties hereto with respect to the subject matter of dispute resolution, including, without limitation, any provisions regarding dispute resolution in previously executed award agreements and arbitration agreements.
(j)    Construction. Except as provided above, if any court of competent jurisdiction or arbitrator finds any part or provision of this Section 7(j) unenforceable, such a finding will not affect the validity of the remainder of the Agreement, and all other parts and provisions remain in full force and effect.

[Signature Page Follows]

OPTIMUM COMMUNICATIONS, INC.

/s/ Colleen Cone
Name:    Colleen Cone
Title:    EVP, Chief Human Resources Officer

The Executive has read and fully understands the terms of this Agreement and has been advised to consult with an attorney before executing this Agreement.

The Executive freely and knowingly, and after due consideration, enters into this Agreement intending to waive, settle and release all claims the Executive has or might have against Releasees. The Executive waives his right to have been provided with twenty-one (21) days to review and consider all of the terms and provisions of this Agreement, and decide whether to sign the Agreement.

Name: Michael Olsen

Signature:    /s/ Michael Olsen

Date:     04/01/2026

Exhibit A
Separation Agreement

[●]

Michael Olsen [●]
[●]

Dear Michael:
As you know, your employment relationship with Optimum Communication, Inc. (the “Company” as defined more fully in Section 3(a) below) ceased as of [●] (the “Separation Date”). We are prepared to provide you with certain Separation Benefits (as defined in Section 2 below) as set forth in this Agreement (the “Agreement”) in exchange for your executing, delivering and performing all of the terms, conditions and obligations applicable to you under this Agreement and the Transition Agreement (as defined below). To receive the Separation Benefits set forth in Section 2 below, you must execute the Agreement by Adobe Sign™ electronic signature, no later than [●]. Upon executing the agreement by Adobe Sign™, a signed copy of the Agreement will automatically be transmitted to the Company. You also will receive the signed copy. This Agreement shall become automatically null and void after [●] unless it is executed by you no later than [●].
You acknowledge and agree that the Separation Benefits provided to you herein are in exchange for your promises, representations, releases, agreements and obligations contained herein and are valuable and sufficient consideration to which you would not otherwise be entitled. Now, therefore, you and the Company agree as follows:
1.    Separation of Employment/Effect on Benefits
(a)    Separation of Employment. Your employment terminated as of the close of business on the Separation Date. As of that date, you ceased to accrue credit toward 401(k) vesting or any other benefits, except as set forth in the Transition, Retention and Retirement Agreement, executed on April 1, 2026 (the “Transition Agreement”).
(b)    Return of Company Property. You acknowledge and agree that you have returned to the Company all Documents (as defined in the Transition Agreement) and other property of the Company Group, including, without limitation, Confidential Information and Products (in each case, as defined in the Transition Agreement). Notwithstanding the foregoing, in certain circumstances and solely in the Company’s discretion, you may be eligible to retain your Company cellular phone or smart phone and/or tablet, which will be remotely wiped of all Confidential Information. You acknowledge and agree that you are in compliance with all of the covenants and obligations contained in the Transition Agreement.
(c)    Life, Disability and AD&D Insurance. Your Company-sponsored life, short- and long-term disability and accidental death and dismemberment (“AD&D”) insurance coverage, if any, will cease as of the Separation Date. There is a thirty-one (31) day grace period after the Separation Date during which you may continue your Company-sponsored life insurance coverage, if applicable. You may continue to receive such coverage by contacting Securian Life Insurance Company at 1-866-365-2374 within the 31-day period.
(d)    Retirement Plans. Any vested benefits that you may have accrued under the Company-sponsored 401(k) Savings Plan or any other Company-sponsored benefit plan (the “Plans”) will be payable after the Separation Date in accordance with the terms of those Plans, as explained in the summary plan descriptions you have previously received, except as set forth in the Transition Agreement. As a result of the separation of your employment on the Separation Date, pursuant to the terms and conditions of the Plans, you will forfeit all benefits that were not vested as of the Separation Date, except as set forth in the Transition Agreement. You may obtain additional copies of the summary plan descriptions from the HR Service Center, which can be reached at 1-866-356-3315.
2.    Separation Benefits
Subject to the terms and conditions contained in this Agreement, if you: (i) execute and deliver this Agreement via Adobe Sign™ by the date set forth above, and (ii) comply with all of the terms, conditions and obligations applicable to you under this Agreement and the Transition Agreement, and (iii) do not revoke this Agreement during the Revocation Period, as defined in Section 7(a) below:
(a)    Separation Payment. The Company will pay you an amount in cash equal to the amount of base salary you would have received from the Separation Date through December 31, 2027, subject to reduction for applicable withholding taxes and deductions (the “Separation Payment”). The Separation Payment will be paid to you in a lump sum following the “Effective Date” of this Agreement (as defined below), in accordance with the Company’s prevailing payroll practices.
(b)    Incentive Awards. Through December 31, 2027, you are eligible to continue to vest in your outstanding cash and equity-based incentive compensation awards, subject to and in accordance with the terms and conditions of the Plan and associated Award Agreement. You and the Company acknowledge and agree that as of December 31, 2027, any remaining outstanding incentive awards will be forfeited in accordance with the terms and conditions of the Plan and associated Award Agreements.
(c)    Health Coverage. Your Company-sponsored medical, dental and vision coverage, if any, will continue through the last day of the month in which the Separation Date occurs. Thereafter, you, and your eligible dependents, if any, may be eligible to obtain continuation coverage for a period of time thereafter pursuant to the federal COBRA statute by returning an election form and paying the required premiums on a timely basis, including a 2% COBRA administration premium. Further details regarding COBRA coverage and any necessary forms will be sent to you under separate cover.
(d)    Continued Compliance. Without waiver of the Company’s remedies for any breach of this Agreement or the Transition Agreement, all amounts and other benefits paid, or due to you, hereunder are expressly conditioned on your not, at any time, being in breach of the Transition Agreement, any of the award agreements relating to your outstanding cash and equity-based incentive compensation awards or this Agreement.
(e)    No Other Separation Benefits, Payment, Consideration or Severance Benefits. For purposes of this Agreement, the consideration set forth in this Section 2 shall be referred to as the “Separation Benefits.” The Separation Benefits represent a complete settlement, release and waiver of any claims for allegedly lost wages, benefits, bonuses, or other compensation, mental, physical or other personal injuries, pain and suffering, and costs in connection with any other relief you may seek or claim you may have against the Company, through the date of this Agreement. You hereby confirm that all monies or remuneration of any kind or nature due to you previously have been paid. You agree that no other monies or relief are due to you, other than the payments provided for in this Agreement in consideration of your general release of all claims that you have, may have or may have had against the Releasees (as defined in Section 3(a) below), except as otherwise set forth in the Transition Agreement.
3.    Release
(a)    You, on behalf of yourself, your heirs, executors, administrators and/or assigns, do hereby release and discharge the Company together with its direct and indirect parent companies, subsidiaries, affiliates, joint ventures, partners, and related entities, past, present and future, and any of its or their predecessors, successors and assigns (collectively, the “Company”), and any of its or their officers, directors, employees, consultants, agents,insurers, reinsurers, shareholders, representatives and assigns, past, present and future, (collectively with the Company, the “Releasees”), of and from any and all legally waivable suits, debts, complaints, claims, liabilities, demands or causes of action, or any right to any other monetary recovery or personal relief, known or unknown, of whatever nature, which you, or any of your heirs, executors, administrators, and assigns ever had or now have against each or any of the Releasees, based upon or arising from any fact or set of facts, whether known or unknown to you, from the beginning of time to the date of execution of this Agreement, including, without limitation, any and all claims arising out of or relating to your employment by the Company or the separation of your employment (the “Release”). Without limiting the generality of the foregoing, this Release includes any claim or right based upon or arising under any federal, state or local law regarding fair employment practices, equal opportunity in employment, employment discrimination, retaliation, harassment, leaves of absence, payment of wages or benefits, working conditions, termination of employment, whistleblowing, or otherwise regulating employment, including, but not limited to, any and all claims under the Age Discrimination in Employment Act of 1967 (“ADEA”), the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, Section 1981 of the Civil Rights Act of 1870, the Americans with Disabilities Act, the Employee Retirement Income Security Act, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, the Genetic Information Nondiscrimination Act, the Fair Labor Standards Act, each as amended, and any and all other federal, state or local statutory or common law claims, now or hereafter recognized, including but not limited to, any claims for economic loss, compensatory damages, punitive damages, liquidated damages, attorneys’ fees, expenses and costs.

(b)    The Release excludes: claims arising after you sign this Agreement; claims for breach of this Agreement; claims to any vested benefits to which you are entitled under any of the Company's employee benefit plans, in accordance with the terms of the applicable plan documents; and claims that cannot be waived, such as claims for unemployment or workers' compensation, claims arising under the Federal Fair Labor Standards Act or applicable state wage and hour laws, and any claims that cannot be waived as a matter of law. Neither the Release nor anything else in this Agreement limits your rights to file a charge with any administrative agency (such as the U.S. Equal Employment Opportunity Commission or a state fair employment practice agency) or to participate in an agency investigation or other administrative proceeding. However, you give up all rights to any money or other personal benefit from any administrative charge, investigation, or other administrative proceeding.
(c)    You further agree and covenant that should any person, organization, or other entity file, charge, claim, sue, or cause or permit to be filed any civil action, suit or legal proceeding, or if any person, organization, or other entity has filed, charged, claimed, sued, or caused or permitted to be filed any civil action, suit or legal proceeding, against any of the Releasees involving any matter encompassed by the Release, you are not entitled to and will not seek or accept personal equitable or monetary relief in such civil action, suit or legal proceeding.
(d)    You affirm that you have reported to the Company in writing any work-related physical or mental injury, illness or impairment, which you may have experienced.
4.    Covenants and Obligations
You hereby represent, warrant and agree that you are in compliance with all covenants and obligations under the Transition Agreement and, including, without limitation, Section 5 thereof, and your outstanding cash and equity-based incentive compensation awards, and reaffirm all representations and agreements made therein.
5.    Further Cooperation
You agree to cooperate fully with and assist the Company in connection with any matter with which you were involved prior to the Separation Date, and/or in any litigations, investigations, regulatory matters, arbitrations, negotiations (including, without limitation, collective bargaining negotiations), disputes, claims, charges filed with any federal, state, or local governmental agency, or administrative proceedings or appeals (including any preparation therefor) that (i) relate to your employment with the Company, services performed or required by you, or any act or omission by you; (ii) as to which you may have pertinent information; and/or (iii) where the Company believes that your personal knowledge, attendance and participation could be necessary. Such cooperation shall include, but is not limited to, your providing truthful testimony by affidavit, deposition, testimony or otherwise in connection with a trial, arbitration or similar proceeding, upon the Company’s reasonable request. You further agree to make yourself reasonably available for preparation for hearings, proceedings or litigation and for attendance at any pre-trial discovery and trial sessions. You further agree to perform all acts and execute any and all documents that may be necessary to carry out the provisions of this Paragraph. The Company shall make reasonable efforts to minimize disruption of your other activities. The Company shall reimburse you for reasonable, pre-approved, expenses incurred in connection with such cooperation after the Separation Date.
6.    Right to Counsel/Voluntary Waiver
The Company advises you to consult with a lawyer before executing this Agreement and you acknowledge that you: (i) have been provided with a period of at least twenty-one (21) days to do so, (ii) have read this Agreement (including, but not limited to, the “Release” in Section 3(a) above), (iii) fully understand the terms of this Agreement, and (iv) have executed this Agreement knowingly and voluntarily and without coercion, whether express or implied.
7.    Revocation
(a)    Right to Revoke. You may revoke this Agreement within seven (7) days after the date on which you sign it (the “Revocation Period”). This Agreement will not be binding or enforceable until that seven- (7) day Revocation Period has expired. If you decide to revoke this Agreement, you must notify us of your revocation in a letter signed by you, sent via FedEx/UPS, signature receipt, and received by [●], 1 Court Square, Long Island City, NY 11120 no later than the seventh (7th) day after you signed this Agreement. A letter of revocation that is not post-marked by the seventh (7th) day after you have signed the Agreement will be invalid and will not revoke this Agreement.
(b)    Effective Date of Agreement. If you have not revoked this Agreement in accordance with this Section 7, the eighth (8th) day after the date on which you sign the Agreement shall be the “Effective Date” of the Agreement.
8.    Choice of Law/Forum/Waiver of Jury Trial/Contract Interpretation
(a)    This Agreement shall be deemed to be made under, and in all respects shall be interpreted, construed and governed by and in accordance with, the laws of the State of New York without reference to its conflict of law principles except to the extent preempted by the Employee Retirement Income Security Act of 1974 (“ERISA”).
(b)    You hereby irrevocably submit to the jurisdiction of the courts of the State of New York and the federal courts of the United States of America located in the State of New York with respect to the interpretation and enforcement of the provisions of this Agreement, and you hereby waive, and agree not to assert, as a defense that you are not subject thereto or that the venue thereof may not be appropriate. You hereby agree that mailing of process or other papers in connection with any such action or proceeding in any manner as may be permitted by law shall be valid and sufficient service thereof.
(c)    You hereby waive any right to a jury trial on any issue in any controversy relating to, arising out of, pertaining to or affecting this Agreement, your employment by the Company and/or the separation of your employment, including, but not limited to, any federal or state statutory or common law claims, including, but not limited to, any right to a jury trial provided by statute, the Seventh Amendment to the United States Constitution, or any other authority.

(d)    You agree that the language of all parts of this Agreement shall be construed as a whole, and according to their fair meaning and not strictly for or against you or the Company.
9.    Additional Provisions
(a)    Withholdings and Tax Consequences. The Company may withhold from any payment due hereunder any taxes that are required to be withheld under any law, rule or regulation. This Agreement, and the provision of payments hereunder, is intended to be exempt from Internal Revenue Code Section 409A both as a short term deferral and separation pay plan. The Company does not guarantee the tax treatment of any Agreement payments, including without limitation, under the Internal Revenue Code, federal, state or local laws. You agree that you have not relied on any advice from the Company, the Releasees, or their attorneys concerning the tax consequences of the payments made pursuant to this Agreement or the Transition Agreement.
(b)    Non-Admission of Liability. The parties agree and acknowledge that the agreement by the Company described herein, and the settlement and termination of any asserted or unasserted claims against any of the Releasees, are not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed, contractual or otherwise, by any of the Releasees to you.
(c)    Entire Agreement. This Agreement sets forth the entire agreement of the parties concerning any separation benefits which may be due to you in connection with the termination of your employment on the Separation Date, and except for the Transition Agreement and your outstanding cash and equity-based incentive compensation awards, supersedes any and all prior agreements, discussions, understandings, promises and expectations with respect to the subject matter thereof. This Agreement may be modified only by a written instrument signed by you and by the Company.
(d)    Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that you may not assign this Agreement without the express written consent of the Company.
(e)    Severability. In the event any paragraph, section, sentence, provision, or clause of this Agreement, or portion thereof, shall be determined to be illegal, invalid, or unenforceable, the remainder of this Agreement, and the remainder of any such paragraph, section, sentence, provision, or clause shall not be affected and shall be given full effect without regard to the illegal, invalid or unenforceable portion, provided, however, if Section 3(a) above is held illegal, invalid or unenforceable, the Company shall be released from any obligations under Section 2 above.

(f)    Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code (“Section 409A”) or are exempt therefrom and, accordingly, to the maximum extent permitted, this Agreement will be interpreted and administered so as to be in compliance therewith. In no event may you, directly or indirectly, designate the calendar year of any payment under this Agreement.
10.    Acknowledgments and Waivers Including Express Waiver Under the ADEA
By signing below, you certify and acknowledge as follows:
(a)    That you have read the terms of this Agreement, and that you understand its terms and effects, including the fact that under this Agreement you have agreed to RELEASE AND FOREVER DISCHARGE the Releasees from any legal action arising out of or relating to your employment by the Company or the separation of your employment, up and through the date of your execution of this Agreement, including any and all claims relating to age discrimination under the ADEA;
(b)    That you have signed this Agreement voluntarily and knowingly in exchange for the Separation Benefits described herein, which you acknowledge are adequate and satisfactory to you and which you acknowledge are in addition to any other benefits to which you are otherwise entitled;
(c)    That you have been and are hereby advised in writing to consult with an attorney prior to signing this Agreement, and that you have been given an adequate opportunity to do so;
(d)    That under this Agreement you do not waive rights or claims that may arise after the date this Agreement is executed;
(e)    That the Company has provided you with a period of at least twenty-one
(21) days within which to consider this Agreement, and that you have signed on the date indicated below after concluding that this Agreement is satisfactory to you;
(f)    That if you choose to execute this Agreement before the expiration of the twenty-one (21) day period, you do so freely, voluntarily, and with full knowledge of your rights; and
(g)    That this Agreement may be revoked by you within seven (7) calendar days after you execute this Agreement, in accordance with Section 7(a) above, and it shall not become effective until the expiration of such seven- (7) day Revocation Period.

(h)    Employee acknowledges and agrees that this Agreement may be executed by electronic signature, including but not limited to signature by Adobe Sign™, which shall have the same legal validity and enforceability as a manually executed signature or use of a paper-based recordkeeping system. Employee hereby waives any objection to electronic signature. Employee understands and agrees that “electronic signature” includes, without limitation, electronically scanned and transmitted versions of a signature, including but not limited to PDF versions.
We wish you a fruitful retirement.

Sincerely yours,

--Preview Only--

Colleen Cone EVP, CHRO
Optimum Communications, Inc.

Accepted and Agreed to:

--Do Not Sign--

Michael Olsen

Date